UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2025

Vor Biopharma Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39979	81-1591163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cambridgepark Drive
Suite 101
Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 655-6580

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)

Resignation of Joshua Resnick, M.D. as a Director

On August 25, 2025, Joshua Resnick, M.D., a member of the Board of Directors (the “Board”) of Vor Biopharma Inc. (the “Company”), delivered his notice of resignation to the Board, effective immediately. Dr. Resnick’s decision to resign was not as a result of any disagreement with the Company. The Board thanks Dr. Resnick for his many years of leadership and service to the Company.

Resignation of Matthew Patterson as a Director

On August 26, 2025, Matthew Patterson, a member of the Board, delivered his notice of resignation to the Board, effective immediately. Mr. Patterson’s decision to resign was not as a result of any disagreement with the Company. The Board thanks Mr. Patterson for his many years of leadership and service to the Company.

Resignation of David Lubner as a Director

On August 26, 2025, David Lubner, a member of the Board, delivered his notice of resignation to the Board, effective immediately. Mr. Lubner’s decision to resign was not as a result of any disagreement with the Company. The Board thanks Mr. Lubner for his many years of leadership and service to the Company.

(d)

Appointment of Sarah Reed as a Director

On August 27, 2025, the Board appointed Sarah Reed to fill the vacancy created by the resignation of Dr. Resnick, to serve on the Board as an independent Class II director until the Company’s 2026 annual meeting of stockholders and until her successor is duly elected and qualified or her earlier resignation or removal.

Sarah Reed, age 61, currently serves as General Counsel of RA Capital Management, L.P. (“RA Capital”), a position she has held since 2019. Ms. Reed has also served as an adjunct professor of law at Harvard Law School since 2019 and has served on the Board of Trustees of the Harvard Yenching Institute for over a decade, including in the roles of Chairperson and head of the Investment Committee. Ms. Reed earned her BA with honors from Harvard College in East Asian studies and spent two additional years studying Chinese, one at Fudan University and the other at National Taiwan University. She earned her JD with honors from Harvard Law School.

In connection with her service as a director, Ms. Reed will receive the Company’s standard non-employee director cash and equity compensation under its Non-Employee Directors’ Compensation Policy, which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2023. Pursuant to the Non-Employee Directors’ Compensation Policy, Ms. Reed will receive a cash retainer fee of $40,000 for service as a director, payable in equal quarterly installments in arrears on the last day of each fiscal quarter, pro-rated based on the number of days served in the applicable fiscal quarter. In addition, Ms. Reed will receive stock options to purchase 60,000 shares of the Company’s common stock in connection with her appointment as a director and will be eligible to receive stock options to purchase 30,000 shares of the Company’s common stock on the date of each annual stockholder meeting of the Company, beginning with the 2026 annual stockholder meeting.

Ms. Reed has also entered into the Company’s standard form of indemnification agreement.

Ms. Reed was selected as a nominee for director by RA Capital pursuant to the terms of a securities purchase agreement, dated December 26, 2024, by and among the Company, RA Capital and the other investor party thereto (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company agreed to appoint one individual designated by RA Capital to the Board as a Class II director, subject to approval by the Board upon the recommendation of the Nominating & Corporate Governance Committee of the Board, so long as RA Capital together with its Affiliates (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) continues to beneficially own at least 4.99% or more of the then issued and outstanding common stock of the Company. RA Capital and its affiliates currently hold greater than 5% of the Company’s voting stock.

Ms. Reed has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2025	Vor Biopharma Inc.

	By:	/s/ Jean-Paul Kress
	Name:	Jean-Paul Kress
	Title:	Chief Executive Officer